Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Mark Desky

(312) 604-5470

mdesky@inwk.com

InnerWorkings Announces Cost-Cutting Initiatives and Revises Financial Performance Outlook

Chicago, IL, January 23, 2009 – InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions to corporate clients, today announced that it has instituted a comprehensive cost-cutting initiative and has revised its financial performance estimates as a result of the pressure that the global economic downturn is exerting on select vertical markets.

InnerWorkings has implemented a reduction in its non-sales workforce by approximately 15 percent, effective immediately. In connection with this initiative, InnerWorkings expects to save approximately $6.0 million on an annualized basis.

“The decision to reduce our workforce was difficult but necessary as we continue to take proactive steps to realign our cost structure and effectively manage through this economic downturn,” stated Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We implemented this reduction in our workforce with our long-term goals in mind as we have excluded our sales workforce entirely and remain wholly committed to expanding our enterprise relationships. Additionally, we are particularly proud of our strong client retention and the approximately 45 percent revenue growth we expect to report in 2008 versus 2007.”

The Company now expects revenue for full year 2008 to be in a range of $415 million to $420 million. The revised revenue estimate implies fourth quarter revenue of approximately $100 million to $105 million. Diluted annual earnings per share are now expected to be in a range of $0.33 to $0.35, including a provision for bad debt of approximately $0.02 per share associated with the liquidation of a major retail client, which implies fourth quarter operating earnings per share after the bad debt reserve of $0.01 to $0.03. Previous estimates for annual revenue and diluted earnings per share were $435 million to $450 million and $0.41 to $0.43, respectively.

“The revised financial outlook is primarily a result of a significant drop-off in December performance fueled by continued pressure on marketing and advertising budgets, especially among our clients in the retail, financial, housing and pharmaceutical industries,” stated Joseph M. Busky, Chief Financial Officer of InnerWorkings. “Although we are impacted by the current state of the global economy, we will continue to manage InnerWorkings for the long-term, focusing on continued expansion through our distinct competitive advantage as a high-service, low-cost print procurement provider. We expect to achieve 2009 earnings per share of $0.35 to $0.39, implying annual operating earnings per share growth of approximately 40 percent compared with 2008. This range is lower than our guidance announced in November, reflecting the impact of the liquidation of a major retail client and continuing macroeconomic weakness. We will revisit our 2009 revenue guidance during the fourth quarter and full year 2008 earnings call scheduled for Thursday, February 19.”

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of the most recent Form 10-K we filed with the SEC.

(inwk-e)